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                                                                       EXHIBIT 5

                                    June 30, 2000


RCN Corporation
105 Carnegie Center
Princeton, New Jersey  08540

     Re: Registration Statement on Form S-8

Dear Sir or Madam:

     Reference is made to a Registration Statement on Form S-8 of RCN Corporation (the "Company") which is being filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

     The Registration Statement covers 1,000,000 shares of Common Stock, $1.00 par value per share, of the Company (the "Shares"), which may be issued by the Company upon exercise of options granted or available for grant under the Company's 2000 Employee Stock Purchase Plan (the "Plan").

     I have examined the Registration Statement, including the exhibits thereto, the Company's Articles of Incorporation, as amended, the Company's By-Laws, the Plan and such other documents as I have deemed appropriate. In the foregoing examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the authenticity of all documents submitted to me as copies of originals.

     Based upon the foregoing, I am of the opinion that the Shares, when issued and paid for in accordance with the terms of, and upon exercise of the options granted under, the Plan, will be validly issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                    Sincerely,



                                    /s/ John J. Jones
                                    --------------------------
                                    John J. Jones
                                    Executive Vice President, General Counsel
                                    and Corporate Secretary